STAN J.H. LEE, CPA
             2160 North Central Rd. Suite # 203 * Fort Lee * NJ 07024
           Mailing address: P.O. Box 436402, San Ysidro CA 92143-9402
        Tel: 619-623-7799 * Fax: 619-564-3408 * E-mail: stan2u@gmail.com


Securities and Exchange Commission
100 F. Street, N.E.
Mail Stop 3030
Washington, D.C. 20549-6010


May 12, 2010

To the Commission:


We  are  the  former   independent   registered   public   accounting  firm  for
Environmental Service Professionals Inc. (the "Company").

We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K/A dated May 3, 2010 (the "Current Report") and are in disagreement with the disclosure in the Current Report, in respect to the followings;

     o Formal resignation from the Company as outside auditors was conveyed to the management and audit committee on December 21, 2009

     o Disclaimer of opinion were issued for December 31, 2007 and 2008 fiscal years' audit on December 21, 2009.

     o There has been no subsequent event whereas I reversed my resignation or issuance of disclaimer of opinion for both December 31, 2007 and 2008.


We consent to the filing of this letter as Exhibit 16.1 to the 8-K/A or future filings of the same.

If you would like to discuss this further please call at your convenience.


Sincerely,



/s/ Stan J.H. Lee, CPA
-----------------
Stan J.H. Lee, CPA